Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated May 29, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for convertible debt instruments and noncontrolling interests discussed in Note 1, as to which the date is August 5, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Legg Mason, Inc.’s Current Report on Form 8-K dated August 5, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

August 7, 2009